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                                                                    EXHIBIT 99.2

AMKOR TECHNOLOGY CONTINUING TO NEGOTIATE FOR ANAM'S PACKAGING ASSETS

WEST CHESTER, Pa. -- Feb. 1, 2000--Amkor Technology, Inc. said today that it is continuing to negotiate for the acquisition of Anam Semiconductor's three remaining semiconductor assembly factories, known as K1, K2 & K3, despite the fact that Anam's creditor banks have rejected Amkor's initial offer. In November 1999 Amkor proposed a transaction, valued at $1.3 to $1.4 billion, involving the acquisition of K1, K2 & K3 for $800 million together with an additional investment in Anam. In response to the proposal, Anam's creditor banks engaged an independent appraisal of Anam's packaging assets, which suggested a value of approximately $1.1 billion. Based on the results of that valuation, the creditor banks have chosen not to accept Amkor's $800 million offer.

"We are disappointed that the banks have rejected our initial proposal, however we continue to negotiate diligently for the acquisition of these assets at a value that makes good business sense for all parties," said John Boruch, Amkor's president. "We remain confident that the proposed transaction will move forward." Amkor Technology, Inc. is the world's largest provider of contract microelectronics manufacturing solutions. The company offers semiconductor companies and electronics OEMs a complete set of microelectronic design and manufacturing services, including deep submicron wafer fabrication; wafer probe, characterization and reliability testing; IC packaging design and assembly; multi-chip module design and assembly; and final testing. More information on Amkor is available from the company's SEC filings and on Amkor's web site: www.amkor.com

This news release contains a forward-looking statement - that Amkor remains confident the proposed transaction with Anam will move forward - that involves risks and uncertainties that could cause actual results to differ from anticipated results. Further information on risk factors that could affect the outcome of the events set forth in this statement and that would affect the company's operating results and financial condition is detailed in the company's filings with the Securities and Exchange Commission, including the Report on Form 10-Q for the fiscal quarter ended September 30, 1999.

Contact:
Jeffrey Luth
610-431-9600 ext. 5613
jluth@amkor.com